Exhibit 2.1
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                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          LUKOIL OVERSEAS HOLDING LTD.
                              NRL ACQUISITION CORP.
                                       AND
                            CHAPARRAL RESOURCES, INC.
                           DATED AS OF MARCH 13, 2006



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER...........................................................1

   Section 1.1  The Merger.....................................................1
   Section 1.2  Effective Date.................................................1
   Section 1.3  Effect of the Merger...........................................2
   Section 1.4  Certificate of Incorporation, By-Laws..........................2
   Section 1.5  Directors and Officers.........................................2
   Section 1.6  Effect on Capital Stock........................................2
   Section 1.7  Payment Procedure..............................................4
   Section 1.8  Stock Transfer Books...........................................5
   Section 1.9  No Further Ownership Rights in Common Stock....................5
   Section 1.10 Lost, Stolen or Destroyed Certificates.........................5
   Section 1.11 Taking of Necessary Action; Further Action.....................5
   Section 1.12 Stockholders' Meeting..........................................6
   Section 1.13 Material Adverse Effect........................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................7

   Section 2.1  Organization and Qualification; Subsidiaries...................7
   Section 2.2  Certificate of Incorporation and By-Laws.......................7
   Section 2.3  Capitalization.................................................8
   Section 2.4  Authority Relative to this Agreement...........................8
   Section 2.5  No Conflict; Required Filings and Consents.....................8
   Section 2.6  SEC Filings; Financial Statements..............................9
   Section 2.7  Oil and Gas Properties; Reserve Reports.......................10
   Section 2.8  Taxes.........................................................11
   Section 2.9  Compliance with Applicable Laws...............................13
   Section 2.10 Hedging.......................................................13
   Section 2.11 Absence of Certain Changes or Events..........................13
   Section 2.12 No Undisclosed Liabilities....................................13
   Section 2.13 Absence of Litigation.........................................13
   Section 2.14 Proxy Statement...............................................14
   Section 2.15 Opinion of Financial Adviser..................................14
   Section 2.16 Brokers.......................................................14
   Section 2.17 Vote Required.................................................14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB......14

   Section 3.1  Organization and Qualification; Subsidiaries..................15
   Section 3.2  Authority Relative to this Agreement..........................15
   Section 3.3  No Conflict, Required Filings and Consents....................15
   Section 3.4  Proxy Statement...............................................16
   Section 3.5  Brokers.......................................................16
   Section 3.6  Financing.....................................................16

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ARTICLE IV CONDUCT OF BUSINESS................................................16

   Section 4.1  Conduct of Business by the Company Pending the Merger.........16
   Section 4.2  No Solicitation; Acquisition Proposals........................17
   Section 4.3  Purchase of Company Common Stock..............................19

ARTICLE V ADDITIONAL AGREEMENTS...............................................20

   Section 5.1  Access to Information; Confidentiality........................20
   Section 5.2  Consents; Approvals...........................................20
   Section 5.3  Indemnification and Insurance.................................20
   Section 5.4  Notification of Certain Matters...............................22
   Section 5.5  Further Action................................................22
   Section 5.6  Public Announcements..........................................23
   Section 5.7  Conveyance Taxes..............................................23
   Section 5.8  Deregistration of Securities..................................23
   Section 5.9  Resignations..................................................23

ARTICLE VI CONDITIONS TO THE MERGER...........................................23

   Section 6.1  Conditions to Obligation of Each Party to Effect the Merger...23
   Section 6.2  Additional Conditions to Obligation of Parent and
                Acquisition Sub to Effect the Merger..........................24
   Section 6.3  Additional Conditions to Obligation of the Company to
                Effect the Merger.............................................25
   Section 6.4  Additional Provisions.........................................25

ARTICLE VII TERMINATION.......................................................25

   Section 7.1  Termination...................................................25
   Section 7.2  Effect of Termination.........................................26
   Section 7.3  Fees and Expenses.............................................26

ARTICLE VIII GENERAL PROVISIONS...............................................27

   Section 8.1  Effectiveness of Representations, Warranties and Agreements...27
   Section 8.2  Notices.......................................................27
   Section 8.3  Certain Definitions...........................................28
   Section 8.4  Amendment.....................................................29
   Section 8.5  Waiver........................................................29
   Section 8.6  Headings......................................................29
   Section 8.7  Severability..................................................29
   Section 8.8  Entire Agreement..............................................30
   Section 8.9  Assignment; Guarantee of Acquisition Sub Obligations..........30
   Section 8.10 Parties in Interest...........................................30
   Section 8.11 Failure or Indulgence not Waiver; Remedies Cumulative.........30
   Section 8.12 Governing Law.................................................30
   Section 8.13 Exclusive Jurisdiction, Forum.................................30
   Section 8.14 Service of Process............................................30
   Section 8.15 Waiver of Jury Trial..........................................31
   Section 8.16 Interpretation................................................31
   Section 8.17 Counterparts and Facsimile Signature..........................31

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SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 6.2(d):  Third Party Consents


Exhibits
Exhibit A:  Certificate of Incorporation
Exhibit B:  By-laws






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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 13, 2006, is among LUKOIL Overseas Holding Ltd., a British Virgin Islands corporation ("Parent"), NRL Acquisition Corp., a Delaware corporation ("Acquisition Sub"), and Chaparral Resources, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved the merger of Acquisition Sub with and into Company (the "Merger") in accordance with the Delaware General Corporation Law (the "Delaware Law") upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, the Special Committee of the Board of Directors of the Company (the "Special Committee") and the full Board of Directors of the Company (the "Board") have each approved this Agreement and the transactions contemplated hereby and declared the advisability and resolved to recommend approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company, subject to the terms of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition Sub hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger.

     (a) Effective Time. Subject to and upon the terms and conditions of this Agreement and in accordance with Delaware Law, at the Effective Time (as defined below) Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the transactions provided for in this Agreement will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Akin Gump Strauss Hauer & Feld LLP, London, England, unless another date and time or place is agreed to in writing by the parties hereto (the date of such consummation shall be referred to herein as the "Closing Date").

     Section 1.2 Effective Date. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (and in any event within two business days), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware

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Law (the "Certificate of Merger"), together with any required related certificate, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of the filing (or the time Parent and the Company shall agree and specify in the Certificate of Merger) being the "Effective Time").

     Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.4 Certificate of Incorporation, By-Laws.

     (a) Certificate of Incorporation. At the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the governing Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

     (b) By-Laws. At the Effective Time the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit B attached hereto and, as so amended, shall be the governing By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation and such By-Laws of the Surviving Corporation.

     Section 1.5 Directors and Officers. At the Effective Time, the Directors of Acquisition Sub immediately prior to the Effective Time shall be the initial Directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the Officers of Acquisition Sub immediately prior to the Effective Time shall be the Initial Officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Section 1.6 Effect on Capital Stock. At The Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Sub, the Company, or the holders of any of the following securities:

     (a) Conversion of Company Common Stock. Each share (a "Share") of Common Stock issued and outstanding (excluding (i) any Shares to be canceled pursuant to Section 1.6(c), (ii) any Dissenting Shares (as defined in Section 1.6(f)) and
(iii) any Shares to be converted into the Successor Corporation Shares (as defined below) pursuant to Section 1.6(b)) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive $5.80 in United States dollars in cash, without any interest thereon (the "Merger Consideration"), in accordance with

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Section 1.7 and each holder of any such Shares shall cease to have any rights with respect thereto arising therefrom (including without limitation the right to vote), except for the right to receive the Merger Consideration in accordance with Section 1.7. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) Conversion of Certain Company Common Stock. Each Share owned by Parent or Acquisition Sub shall cease to be outstanding and shall be automatically be canceled and retired and shall cease to exist and be converted into the right of Caspian Investments Resources Ltd., a company wholly owned indirectly by Parent and incorporated under the laws of the British Virgin Islands, to receive ..00004361916 validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Successor Corporation Shares"), and Parent and Acquisition Sub shall cease to have any rights with respect to such shares (including without limitation the right to vote), except for the right to cause Caspian Investments Resources, Ltd. to receive all of the Successor Corporation Shares.

     (c) Cancellation. Each Share held in the treasury of the Company or any direct or indirect wholly owned Subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist.

     (d) Stock Options and Warrants. The Company has no outstanding stock options and has agreed not to issue any stock options between the date hereof and the Effective Time. The Company has one outstanding warrant to purchase 3,076,923 Shares at an exercise price of $1.30 per Share (the "Warrant"). The Warrant is owned by Acquisition Sub and will be cancelled at Closing.

     (e) Capital Stock of Acquisition Sub. The shares of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist.

     (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares (the "Dissenting Shares") in accordance with Section 262 of the Delaware Law (or any successor provision) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the Delaware Law (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

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     Section 1.7 Payment Procedure.

     (a) Payment Agent and Procedures. Prior to the Effective Time, a bank or trust company shall be designated by Parent (the "Paying Agent") to act as agent in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented Shares entitled to receive Merger Consideration pursuant to Section 1.6(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each Certificate formerly representing Shares, together with such letter of transmittal and any additional documents as may reasonably be required by Parent or the Paying Agent, in each case, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate (or such other person as the holder shall designate in accordance with the letter of transmittal) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Acquisition Sub or the Company, or any direct or indirect Subsidiary thereof, and Dissenting Shares, unless the holder of such Dissenting Shares fails to perfect or otherwise loses such holder's right to appraisal, if any) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than to the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (b) Consideration. When and as needed, but in any event prior to or simultaneous with the Effective Time, Parent or Acquisition Sub shall deposit or cause to be deposited, in trust with the Paying Agent, the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to
Section 1.6(a) hereof.

     (c) Investment of Merger Consideration. The Merger Consideration shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

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     (d) Termination of Duties. Promptly following the date that is one year after the Effective Time, Parent will direct the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement and the Paying Agent's duties shall terminate thereafter. Thereafter each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration without any interest thereon.

     (e) No Liability. The Paying Agent, Parent, Acquisition Sub and the Company shall not be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Withholding Rights. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

     Section 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Stock thereafter on the records of the Company.

     Section 1.9 No Further Ownership Rights in Common Stock. The Merger Consideration delivered in exchange for the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent or the Surviving Corporation shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     Section 1.11 Taking of Necessary Action; Further Action. Each of Parent, Acquisition Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full

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right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     Section 1.12 Stockholders' Meeting. The Company, acting through the Board, shall, in accordance with applicable law, as soon as practicable following the execution of this Agreement:

     (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") for the purpose of considering and taking action upon the adoption of this Agreement;

     (b) (i) prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (including, without limitation, a Schedule 13E-3 Filing, if required to be filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or information statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders' Meeting in accordance with the Exchange Act and (ii) include in the Proxy Statement the recommendation of the Special Committee and the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, provided that the Special Committee or the Board may withdraw or modify its recommendation relating to this Agreement and the Merger if either the Special Committee or the Board determines in good faith after consultation with its legal and financial advisor that the Merger is no longer in the best interests of the Company's stockholders (other than Parent and its Affiliates) and that such withdrawal or modification is, therefore, reasonably likely to be required in order to satisfy the Special Committee's or the Board's fiduciary duties to the Company's stockholders (other than Parent and its Affiliates) under applicable law; and

     (c) use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the execution of this Agreement in accordance with SEC rules and regulations and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

     At the Stockholders' Meeting, Parent and Acquisition Sub will vote all Shares owned by them to adopt this Agreement and the transactions contemplated hereby.

     Section 1.13 Material Adverse Effect. When used in this Agreement in connection with the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance (that is not proximately caused by actions or inactions within the control of the party seeking to establish the occurrence of a Material Adverse Effect) that is materially adverse to (a) the business, assets, financial condition or results of operations of the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, in each case

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taken as a whole or (b) the Company's (including its Subsidiaries) or Parent's
(including its Subsidiaries), as the case may be, ability to consummate the transactions contemplated by this Agreement without material delay; other than any fact or circumstance resulting from:

     (a) conditions affecting the international oil and gas industry as a whole, (including, without limitation, changes in the market price of crude oil or natural gas);

     (b) general economic, financial currency exchange, securities (including changes in the trading price of the Shares related thereto) or commodity market conditions (including changes in the market price of crude oil or natural gas related thereto);

     (c) the announcement of the transaction contemplated by this Agreement or other communication by Parent of its plans or intentions with respect to the business of the Company or any of its Subsidiaries (including changes in the trading price of the Shares related thereto); or

     (d) the consummation of the transaction contemplated by this Agreement or any actions by Parent or the Company pursuant to this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Acquisition Sub that on the date hereof, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the "Company Disclosure Schedule"):

     Section 2.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries are corporations or other entities duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation or formation, except, in the case of Subsidiaries, where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have the requisite corporate or other power and authority necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as they are now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a Foreign corporation or other entity to do business and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent a true, complete and correct copy of its Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws"), each as amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its Subsidiaries (the "Subsidiary Documents"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect.

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     Section 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, no par value per share, none of which preferred stock is issued and outstanding and none of which is held in treasury. As of the date of this Agreement, (i) 38,209,502 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Common Stock were held in treasury, (ii) no shares of Common Stock were held by Subsidiaries of the Company and (iii) 3,076,923 shares of Common Stock were reserved for future issuance pursuant to the Warrant. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except for the Warrant, there are no options, warrants, rights or agreements outstanding to acquire any capital stock of the Company.

     Section 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by the holders a majority of the outstanding shares of Common Stock entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws (the "Requisite Company Vote"). The Board and the Special Committee approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

     Section 2.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any Subsidiary Document or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except in the case of (ii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or pre-Effective Time filing with or notification to, any national, federal, state, provincial or local

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governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "Governmental Authorities"), including, without limitation, any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), except for (i) (A) applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the Exchange Act and state securities laws ("Blue Sky Laws"), (B) the filing and recordation of the Certificate of Merger in accordance with the Delaware Law, and (C) filings under the anti-monopoly laws, the pre-emptive rights laws and petroleum laws of the Republic of Kazakhstan, including those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (C) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.6 SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 2004 including, without limitation, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and,
(ii) its Quarterly Report on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2004,
(iv) all other reports or registration statements filed by the Company with the SEC since January 1, 2004 and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 2004 (subsections (i), (ii), (iv) and (v) collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service.

     (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports and the Company's unaudited financial statements for the year ended December 31, 2005 were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of the interim unaudited financial statements as permitted by Form 10-Q), and each fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Section 2.7 Oil and Gas Properties; Reserve Reports.

     (a) Title to Properties. Except for goods and other property sold, used or otherwise disposed of since January 1, 2004 in the ordinary course of business, and except as otherwise disclosed in Schedule 2.7, as of December 2, 2005 and, to the knowledge of the Company, as of the date hereof, Company and its Subsidiaries have defensible title for oil and gas purposes to all its Oil and Gas Properties, reflected in the Company's unaudited financial statements for the year ended December 31, 2005 and in the Company's financial statements included in the Company SEC Reports, free and clear of any Lien, except: (i) Liens reflected in Company's unaudited balance sheet (including any related notes thereto) as of December 31, 2005 (the "December Company Balance Sheet");
(ii) Liens for current taxes not yet due and payable; and (iii) such imperfections of title, easements and Liens that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of December 2, 2005 and, to the knowledge of the Company, as of the date hereof, all leases, licenses and other agreements pursuant to which Company or any of its Subsidiaries acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and there is not, under any such leases, licenses or agreements, any existing or, to the Company's knowledge, prospective, default or event of default or event which with notice or lapse of time, or both, would constitute a default by Company or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (For the avoidance of doubt, any default, event of default or event described in the immediately preceding sentence shall be deemed to occur upon the occurrence of the applicable action or failure to take action that led to such default, event of default or event, if any, and not when such default, event of default or event, if any, was later discovered or declared.) As of December 2, 2005, the Company had no obligations to make advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company was not an underproducer or overproducer, in either case, to any material extent, under gas balancing or similar arrangements. "Oil and Gas Properties" shall mean direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, purported to be owned by the Company or a Subsidiary in the Company's unaudited financial statements for the year ended December 31, 2005, including, without limitation, working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including, without limitation, all oil and gas leases, production sharing agreements, licenses, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including, without limitation, wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including, without limitation, tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

     (b) Reserve Reports. All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Company or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Company or its Subsidiaries) supplied to McDaniel & Associates Consultants Ltd. by or on behalf of Company and its Subsidiaries for periods prior to December 2, 2005 that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Company in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Properties of Company and its Subsidiaries prepared by such engineering firm (the "Company Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Company Reserve Report) true, complete and correct in all material respects and no material errors in such information existed at the time of such issuance. Except for changes generally affecting the oil and gas industry (including, without limitation, changes in commodity prices), there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Material Adverse Effect.

     Section 2.8 Taxes. Except as otherwise disclosed in Schedule 2.8 and for matters that would not have a Material Adverse Effect:

     (a) Company and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Company or any other information required to be shown thereon, except as would not cause Material Adverse Effect. In particular, the foregoing tax returns are not subject to penalties under
Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

     (b) Company and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except as would not have a Material Adverse Effect.

     (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Company, threatened, with respect to any Tax Return filed by, or Taxes due from, Company or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Company or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or to the knowledge of Company, threatened, against Company or any of its Subsidiaries. There are no liens for Taxes upon the assets of Company or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

     (d) Neither Company nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

     (e) Prior to the date hereof, Company and its Subsidiaries have disclosed and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Company or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

     (f) In this Agreement, (i) "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     (g) Except for the group of which Company is currently a member, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

     (h) Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

     (i) None of the Company or any of its Subsidiaries has a liability for Taxes of any Person (other than Company and its Subsidiaries) under Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (j) Provided that Parent and Company satisfy the requirements of Treasury Regulation Section 1.1503-2(g)(2)(iv)(B)(2), consummation of the Merger will not result in any liability related to the recapture of any dual consolidated losses under Section 1503 of the Code or any regulations promulgated thereunder either directly or as the result of any obligation to indemnify another taxpayer.

     (k) Neither Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

     Section 2.9 Compliance with Applicable Laws.

     (a) Except as otherwise disclosed in Schedule 2.9, as of December 2, 2005 and, to the Company's knowledge, as of the date hereof, the Company and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Company nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Material Adverse Effect.

     (b) Prior to December 2, 2005 and, to the Company's knowledge, prior to the date hereof, except as otherwise disclosed in Schedule 2.9, neither Company, any Subsidiary of Company, nor, to the knowledge of Company, any director, officer, agent, employee or other person acting on behalf of Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

     Section 2.10 Hedging. Other than as came into effect after December 2, 2005, Schedule 2.10 sets forth for the periods shown obligations of Company and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in
Schedule 2.10 of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     Section 2.11 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since December 31, 2005, there has not occurred any Material Adverse Effect.

     Section 2.12 No Undisclosed Liabilities. As of December 31, 2005, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the December Company Balance Sheet or (b) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 2.13 Absence of Litigation. At the date of this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its

Subsidiaries, before any Governmental Authority or body, domestic or foreign, nor are there, to the Company's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

     Section 2.14 Proxy Statement. The Proxy Statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

     Section 2.15 Opinion of Financial Adviser. The Special Committee has received the opinion of its financial advisor, Petrie Parkman & Co., Inc. ("Petrie Parkman"), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares (other than the Parent and its Affiliates) is fair to such holders from a financial point of view, and the Company has made available a copy of that opinion for Parent to review.

     Section 2.16 Brokers. No broker, finder or investment banker (other than Petrie Parkman) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Attached to the Company Disclosure Schedule is a complete and correct copy of the agreement between the Company and Petrie Parkman pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     Section 2.17 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the charter documents of the Company, the Delaware Law, other applicable law, this Agreement or otherwise) to adopt this Agreement and the Merger.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

     Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company (the "Parent Disclosure Schedule"):

     Section 3.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and Acquisition Sub has the requisite corporate or other power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.2 Authority Relative to this Agreement. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general principles of equity.

     Section 3.3 No Conflict, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the Memorandum of Association or Articles of Association of Parent or the Certificate of Incorporation or By-Laws of Acquisition Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent or materially delay the consummation of the Merger or prevent or materially delay Parent or Acquisition Sub from performing their respective obligations under this Agreement.

     (b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by each of Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, under the HSR Act or otherwise, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws, and the filing and recordation of the Certificate of Merger in accordance with the Delaware Law and applicable filings under the anti-monopoly laws, the pre-emptive rights laws and petroleum laws of the Republic of Kazakhstan, including those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not
(a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay Parent or Acquisition Sub from performing their respective obligations under this Agreement or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.4 Proxy Statement. None of the information provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting, or the Closing, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

     Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

     Section 3.6 Financing. Parent and Acquisition Sub have made adequate financial arrangements to ensure that required funds are and will at closing be available to effect payment in full of the amounts to which the stockholders of the Company will be entitled pursuant to Section 1.6(a).

                                   ARTICLE IV

                               CONDUCT OF BUSINESS

     Section 4.1 Conduct of Business by the Company Pending the Merger.

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed or conditioned, neither the Board nor the Special Committee shall take or direct any officer, employee or agent of the Company to take any action (a) that shall cause the business of the Company or any of its Subsidiaries to be conducted other than in the ordinary course of business consistent with past practice or (b) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the Warrant that is outstanding on the date hereof).

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Special Committee shall otherwise agree in writing, the Parent shall not take or direct any officer, employee, agent or member of the Board of Directors of the Company or the Company's Subsidiaries to take any action (i) that proximately causes any representation or warranty of the Company to be materially untrue, except where such untrue representation would not reasonably be expected to have a Material Consequence (defined below) or (ii) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to the Warrant that is outstanding on the date hereof). For purposes of this Section 4.2(b), "Material Consequence" means any change, effect or circumstance that is materially adverse to (x) the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (y) the Company's (including its Subsidiaries) ability to satisfy Section 6.2(a) or consummate the transactions contemplated by this Agreement without material delay; other than any fact or circumstance resulting from:

     (A) conditions affecting the international oil and gas industry as a whole, (including, without limitation, changes in the market price of crude oil or natural gas);

     (B) general economic, financial currency exchange, securities (including changes in the trading price of the Shares related thereto) or commodity market conditions (including changes in the market price of crude oil or natural gas related thereto);

     (C) the announcement of the transaction contemplated by this Agreement or other communication by Parent of its plans or intentions with respect to the business of the Company or any of its Subsidiaries (including changes in the trading price of the Shares related thereto); or

     (D) the consummation of the transaction contemplated by this Agreement or any actions by Parent or the Company pursuant to this Agreement.

     Section 4.2 No Solicitation; Acquisition Proposals.

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its Subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 4.2 shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and provided, further, that, prior to the Stockholders'

Meeting, (y) the Special Committee on behalf of the Company may upon the bona fide written unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential or non-public information or data) relating to the Company or its Subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a person making an unsolicited written bona fide Acquisition Proposal if the Special Committee believes that to do so could reasonably lead to a Superior Proposal (as hereinafter defined) and (z) the Special Committee and the Board may each withdraw or modify its recommendation relating to this Agreement or the Merger if the Special Committee or the Board determines in good faith after consultation with its financial and legal advisors that the Merger is no longer in the best interests of the Company's stockholders and that such withdrawal or modification is, therefore, reasonably likely to be required in order to satisfy its fiduciary duties to the Company's stockholders under applicable law.

     As used in this Agreement, "Acquisition Proposal" means any proposal for any of the following: (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its Affiliates (a "Third Party") acquires 50% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 50% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 50% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act other than the Merger.

     As used in this Agreement, "Superior Proposal" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Special Committee (including, among other things, the advice of its independent financial advisors and outside legal counsel), reasonably capable of being financed and (ii) the Special Committee determines in good faith, based upon such matters as it deems relevant, including an opinion of its financial advisor, would, if consummated, result in a transaction more favorable to the Company's stockholders, other than Parent and its Affiliates, from a financial point of view than the Merger.

     (b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 4.2(a), each of the Board and the Special Committee shall have determined, after consultation with its outside legal and financial advisors, that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law and the Special Committee shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent (and in the case of an Acquisition Proposal that is received by the Company or Parent, such party shall immediately notify the Special Committee) orally and in writing of the existence of any Acquisition Proposal (and in the case of an Acquisition Proposal that is received by the

Company or Parent, such notice shall include, without limitation, the material terms and conditions thereof including the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 48 hours) after its receipt thereof. The Company will, to the extent reasonably practicable inform Parent on a prompt basis of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least four days prior to either
(x) accepting any Superior Proposal or (y) any change by the Board or the Special Committee in their respective recommendations of the Merger (if following the receipt of any Acquisition Proposal), the Company shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such four day period, the Special Committee shall offer, and, if accepted, negotiate with Parent in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

     (c) Subject to the foregoing provisions of this Section 4.2, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition Sub) conducted heretofore with respect to any of the foregoing. The Special Committee agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

     (d) The Company shall ensure that the officers and directors of the Company and its Subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

     (e) In the event that any Third Party proposes to the Company or the Special Committee that it has an interest in acquiring more than 10% and less than 50% of the outstanding shares of Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, the Special Committee shall immediately notify Parent orally and in writing of the existence of such interest (such notice to include, without limitation, the material terms and conditions thereof including the identity of the person making the proposal). The Special Committee may thereafter engage in discussions concerning such proposal, provided that the Special Committee shall not provide any confidential information of the Company to any such Third Party and provided further that the Special Committee will, to the extent reasonably practicable, inform Parent on a prompt basis of the status of any discussions with any such Third Party and any material changes to the terms and conditions of such proposal.

     Section 4.3 Purchase of Company Common Stock. During the period between the date of this Agreement and the Effective Time, neither the Parent, the Acquisition Sub nor their respective Affiliates shall acquire or agree to acquire shares of the Company's Common Stock at a price per share in excess of the Merger Consideration.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

     Section 5.1 Access to Information; Confidentiality. During the period between the date of this Agreement and the Effective Time, neither the Board nor the Special Committee shall cause the Company or any of its Subsidiaries not to
(i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, Acquisition Sub or the financing sources of Parent or Acquisition Sub reasonable access, during normal business hours to all its properties, books, contracts, commitments and records, (ii) furnish promptly to Parent or Acquisition Sub all information concerning its business, properties and personnel as Parent or Acquisition Sub may reasonably request or (iii) make available to Parent and Acquisition Sub the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of the Company's business, properties and personnel as either Parent or Acquisition Sub may reasonably request, in each case upon reasonable notice and subject to applicable restrictions contained in confidentiality agreements to which such party is subject. Parent and Acquisition Sub shall not disclose such information to any person except to their attorneys and financial advisors and except as required by law.

     Section 5.2 Consents; Approvals. The Company, Parent and Acquisition Sub shall each use their commercially reasonable efforts to take all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, including, without limitation, the anti-monopoly laws, the pre-emptive rights laws and petroleum laws of the Republic of Kazakhstan (including, without limitation, those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan), to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, using their commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders of Governmental Authorities and parties to contracts with the Company or any of its Subsidiaries. The Company, Parent and Acquisition Sub shall make all filings including, without limitation, all filings with Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Acquisition Sub, the consummation by them of the transactions contemplated hereby and to fulfill the conditions to the Merger, provided, however, that the Board shall not be required to take any action otherwise required by this Section that it has determined in good faith, based on the advice of counsel, would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law. The Company and Parent shall furnish all information required to be included in the Proxy Statement and Schedule 13E-3 and amendments thereto, or for any application or other filing to be made pursuant to the rules and regulations of the United States, any state or any foreign governmental body in connection with the transactions contemplated by this Agreement.

     Section 5.3 Indemnification and Insurance.

     (a) Subject to Section 5.3(d), the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the date of this Agreement in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time or at any time prior thereto were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director and officer of the Company, their respective heirs and beneficiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, arising out of or pertaining to (x) the transactions contemplated by this Agreement or
(y) otherwise with respect to any acts or omissions or alleged acts or omissions taken in their capacity as an officer or director and occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation and By-Laws of the Company or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) the Company shall compensate each member of the Board on the date of this Agreement who spends time after May 30, 2006, and before the Effective Time, as applicable, reasonably necessary to defend any matter relating to the transactions contemplated by this Agreement to which the indemnity set forth in this Section 5.3 may apply based on a rate of $300 per hour and shall reimburse such Board member for any reasonable expenses incurred in connection therewith within five days of receipt of any invoice or statement for such compensation and expenses, (iii) after the Effective Time, the Surviving Corporation shall directly pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and shall compensate each member of the Board on the date of this Agreement who spends time after the Effective Time reasonably necessary to defend any matter relating to the transactions contemplated by this Agreement to which the indemnity set forth in this Section 5.3 may apply based on a rate of $300 per hour and shall reimburse such Board member for any reasonable expenses incurred in connection therewith within five days of receipt of any invoice or statement for such compensation and expenses, and (iv) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of the Surviving Corporation in this Section 5.3(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries. The indemnity agreements of the Surviving Corporation in this Section 5.3(b) shall be in addition to any rights provided to any Indemnified Parties under any contract with the Company, including without limitation, any policy of insurance, and shall in no way limit any additional rights such parties may have under such agreements.

     (c) Prior to the Effective Time, Parent shall cause the Company to obtain (to the extent not already obtained) directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) and who will not be officers or directors of the Company after the Effective Time (the "Covered Persons"), with terms (including the amounts of coverage and the amounts of deductible, if any) that are comparable to the terms now applicable to directors and officers of Parent, or if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies, and with insurers of no lesser financial standing than the insurers issuing the Company's current policies on a six year "trailing" (or "run-off") basis; provided, however, that in no event shall the Company be required to expend an amount in excess of 1,800% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, the Company shall purchase a policy with the greatest coverage available for such 1,800% of the annual premium.

     (d) This Section 5.3 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that the Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Section 5.3.

     (e) From and after the Effective Time, Parent unconditionally guarantees directly and as surety the full payment and performance of the obligations of the Surviving Corporation under this Section 5.3 and agrees that the Indemnified Parties need not exhaust remedies or make a demand on the Surviving Corporation before obtaining indemnity under such guaranty.

     Section 5.4 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.5 Further Action. Upon the terms and subject to the conditions hereof, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement; provided, however, that the Board shall not be required to take any action otherwise required by this Section that it has determined in good faith, based on the advice of counsel, would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law. Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     Section 5.6 Public Announcements. Parent and the Company shall consult with each other and the Special Committee before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, delayed or conditioned; provided however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, if it has used all reasonable efforts to consult with the other party.

     Section 5.7 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     Section 5.8 Deregistration of Securities. As soon as practicable following the Effective Time, the parties hereto shall take all action reasonably necessary to cause the Company's Common Stock to cease to be registered under the Exchange Act.

     Section 5.9 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation and effective as of the Effective Time, of the independent directors of the Company.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of all the following conditions:

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.5.

     (b) Stockholders' Approval. The Merger and this Agreement shall have been duly adopted by the Requisite Company Vote.

     Section 6.2 Additional Conditions to Obligation of Parent and Acquisition Sub to Effect the Merger. Other than the obligations of Parent and Acquisition Sub under Section 5.3 which are not subject to satisfaction or waiver of the following conditions, the obligations of each of Parent and Acquisition Sub to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than any representations or warranties of the Company with respect to which any officer or director of the Company who was an employee of the Parent (or its Affiliates who were Affiliates of Parent prior to October 13, 2005) prior to December 2, 2005 has knowledge as of the date of this Agreement to be untrue or incorrect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for any representation or warranty that is expressly limited by its terms to a particular date, which need only be true and correct as of such date, and except for any failures to be true and correct that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

     (c) Dissenting Shares. The Company shall not have received written demands for appraisal that would result in an aggregate number of Dissenting Shares exceeding 10% of the total number of Shares outstanding on the Closing Date that are not owned or controlled by Parent or its Affiliates.

     (d) Third Party Consents. The Company shall have obtained all consents and approvals of third parties with respect to the transactions contemplated hereby listed on Schedule 6.2(d).

     (e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or situation, individually or in the aggregate, that is not the result of actions within the control of the Parent and that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     (f) Consents. Parent or its Affiliate shall have received all consents required or advisable to be obtained under the anti-monopoly laws and the pre-emptive rights laws of the Republic of Kazakhstan, including those arising under Article 71 of the Law on Subsoil of the Republic of Kazakhstan.

     Section 6.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of each of Parent and Acquisition Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except for any representation or warranty that is expressly limited by its terms to a particular date, which need only be true and correct as of such date, and except for any failures to be true and correct that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Merger and the consummation of the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by an executive officer of Parent to such effect.

     Section 6.4 Additional Provisions. Any waiver by the Company of any condition contained in this Article VI, any amendment to this Agreement, any amendment to the voting agreements referred to in Section 3.5 or any decision by the Company to terminate this Agreement pursuant to Section 7.1 shall require the approval of the Special Committee.

                                   ARTICLE VII

                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by written consent duly authorized by the boards of directors of Parent, Acquisition Sub and the Company;

     (b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

     (c) by Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2006, provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if its breach of or failure to fulfill any obligation in any material respect under this Agreement has been the cause of or resulted in such failure of the Effective Time to occur;

     (d) by Parent or the Company (exercised by the Special Committee) if the Board or the Special Committee shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Acquisition Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger, in either case, in light of a Superior Proposal or (ii) approved, endorsed or recommended a Superior Proposal;

     (e) by Parent by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied and (ii) such breach is not cured within 20 days following delivery by Parent to the Company of written notice of such breach;

     (f) by the Company by giving written notice to Parent in the event Parent or Acquisition Sub is in breach of any representation, warranty or covenant contained in this Agreement and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied and (ii) such breach is not cured within 20 days following delivery by the Company to Parent of written notice of such breach;

     (g) by the Company if any of the conditions set forth in Section 6.1 or 6.3 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

     (h) by the Parent if any of the conditions set forth in Section 6.1 or 6.2 shall become impossible to fulfill (other than as a result of any breach by the Parent or Acquisition Sub of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

     (i) by the Company upon four days written notice to Parent, if all of the following conditions have been met: (x) the Company has complied with the terms of Section 4.2, (y) the Company has received an Acquisition Proposal that the Special Committee determined in good faith, after consultation with its independent financial advisors, is a Superior Proposal, and (z) the Special Committee determines in good faith, after consultation with outside counsel, that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, directors, officers, employees or stockholders except (i) as set forth in Sections 7.3 and 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for willful breaches of this Agreement.

     Section 7.3 Fees and Expenses.

     (a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

     (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d) or Section 7.1(i), the Company shall pay Parent a fee of $2,500,000 plus the amount of Parent's and Acquisition Sub's actual and reasonable expenses incurred in connection with the transactions contemplated by this Agreement (The "Termination Fee"), provided that in no event shall the aggregate amount of the Termination Fee exceed $3,000,000.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section
8.1 shall not limit any covenant or any agreement of the parties that by its terms contemplates performance after the Effective Time and that shall survive in accordance with its respective terms.

     Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) IF TO PARENT OR ACQUISITION SUB:

         LUKOIL Overseas Holding Ltd.
         1 Bolshaya Ordynka, Moscow 115035
         Russian Federation
         Attention: Andrei Kuzyaev, President
         Telephone No.: +7-495-933-1800

         WITH A COPY TO:

         Akin Gump Strauss Hauer & Feld LLP
         7 Gasheka ul., Moscow 123056
         Russian Federation
         Attention: Richard J. Wilkie
         Telephone No.: +7-495-783-7700
         Telecopier No.: +7-495-783-7701

     (b) IF TO THE COMPANY:

         Chaparral Resources, Inc.
         2 Gannett Drive, Suite 418
         White Plains, NY 10604
         Telephone No.: +1-866-559-3822
         Telecopier No.: +1-866-700-5091
         Email: ir@chaparralresources.com
         Attention:  President

         WITH A COPY TO:

         Special Committee of Chaparral Resources, Inc.
         2 Gannett Drive, Suite 418
         White Plains, NY 10604
         Telephone No.: +1-904-694-1647
         Telecopier No.: +1-914-694-1647
         Email:  adberlin@aibvlaw.com
         Attention: Alan D. Berlin

         and to:

         Baker Botts L.L.P.
         910 Louisiana
         Houston, Texas 77002
         Telephone No.: +1-713-229-1330
         Telecopier No.: +1-713-229-7730
         Email:  joel.swanson@bakerbotts.com
         Attention: R. Joel Swanson

     Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

     (A) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (B) "Business Day" means any day other than a day on which banks in New York or London are required or authorized to be closed;

     (C) "Control" (including the terms "Controlled By", and "Under Common Control With") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (D) "Knowledge" means, with respect to any matter in question, actual knowledge of any executive officer of the entity in question with respect to such matter after making reasonable inquiry of officers and other employees charged with senior administrative or senior operational responsibility of such matters;

     (E) "Person" means an individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (F) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any person or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, including, without limitation, in the case of the Company, ZAO Karakudukmunay.

     Section 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment by the Company shall be effective unless first approved in writing by the Special Committee; and provided, further, that after adoption of the Merger by the Requisite Company Vote, no amendment may be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto

     (a) extend the time for the performance of any of the obligations or other acts,

     (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

     (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that no waiver or extension by the Company shall be effective unless first approved in writing by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

     Section 8.9 Assignment; Guarantee of Acquisition Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights hereunder to any Affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent unconditionally guarantees the full and punctual performance by Acquisition Sub of all of the obligations hereunder of Acquisition Sub or any such assignees.

     Section 8.10 Parties in Interest. Except with respect to Caspian Investments Resources Ltd., which shall be a beneficiary of the obligations of the Company hereunder, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.3 (which is intended to be for the benefit of the parties specified therein and may be enforced by such parties) and rights given under this Agreement to the Special Committee (which may be enforce by the Special Committee on behalf of the Company).

     Section 8.11 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     Section 8.13 Exclusive Jurisdiction, Forum. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

     Section 8.14 Service of Process. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000.00, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. ss. 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such agent.

     Section 8.15 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.15.

     Section 8.16 Interpretation. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule and certain matters set forth in the Parent Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company or Parent, as the case may be, that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.

     Section 8.17 Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The delivery of a signature page of this Agreement by one party to each of the other parties via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

     IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                           LUKOIL OVERSEAS HOLDING LTD.


                                           By: /s/ Oktay Movsumov
                                           ----------------------
                                           Name: Oktay Movsumov
                                           Title: Vice President



                                           NRL ACQUISITION CORP.


                                           By: /s/ Oktay Movsumov
                                           ----------------------
                                           Name: Oktay Movsumov
                                           Title:  Attorney-in-fact for Nikolay
                                           Isaakof, President



                                           CHAPARRAL RESOURCES, INC.


                                           By: /s/ Charles Ian Talbot
                                           --------------------------
                                           Name:  Charles Ian Talbot
                                           Title:  Vice President Finance and
                                           Chief Financial Officer

                                 Schedule 6.2(d)
                                 ---------------

                              Third Party Consents
                              --------------------



Approval by the SEC of the proxy statement, Schedule 13E-3 and other materials filed with the SEC in connection with the Merger.

                                    Exhibit A
                                    ---------

                          Certificate of Incorporation
                          ----------------------------



                                 [See attached.]

                                    Exhibit B
                                    ---------

                                     By-Laws
                                     -------



                                 [See attached.]